For Immediate Release
Friday, February 23, 2018

Emmis Announces Agreements to Sell its St. Louis Radio Stations for $60 Million

Indianapolis…As part of its previously announced agreements in principle to sell its St. Louis stations, Emmis Communications Corporation (Nasdaq: EMMS) announced today that it has entered into definitive agreements to sell its St. Louis stations KSHE (94.7 FM) and The Point (KPNT, 105.7 FM) to Hubbard Radio for $45 million, and St. Louis stations KFTK (FM News Talk 97.1 FM) and NOW (KNOU, 96.3 FM) to Entercom Communications Corp for $15 million. The transactions are subject to FCC approval as well as closing adjustments and prorations.

Local Marketing Agreements (LMAs) of the stations will start March 1. The final transactions are expected to close in Emmis’ first fiscal quarter.

Emmis said net proceeds, after deducting transaction-related costs and estimated tax payments, will be used to repay term loans outstanding.

“The St. Louis team has been an integral part of our Emmis family since 1984.  We love our people in St. Louis and the team’s performance has been nothing short of remarkable,” said Jeff Smulyan, Chairman and CEO of Emmis. “Hubbard and Entercom are both tremendous radio operators and they are adding great people and great brands to their St. Louis clusters.”

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•general economic and business conditions;
•fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different technologies;

•
increased competition in our markets and the broadcasting industry including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•inability to grow through suitable acquisitions or to consummate dispositions;
•changes in audience measurement systems
• new or changing regulations of the Federal Communications Commission or other governmental agencies;
• war, terrorist acts or political instability; and
• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise